Exhibit 99.1

Acorn Generates Positive Operating Cash Flow in Q3 on 9% Revenue Growth

& 17% Gross Profit Growth in Remote Monitoring & Control (IoT)

Wilmington, DE – November 12, 2020 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by generators, gas pipelines, air compressors and other industrial equipment through its OmniMetrix subsidiary, today announced results for its third quarter (Q3’20) ended September 30, 2020. Acorn will host an investor call today at 11:00 a.m. ET to discuss its results and outlook (details below).

Jan Loeb, Acorn’s CEO, commented, “Our Q3 results again demonstrated our business’s resilience despite COVID-19 challenges. We achieved 9% revenue growth over Q3’19, a gross margin of 71%, and our cash balance increased by $206,000. We also reduced our consolidated operating loss to $23,000 in Q3’20 from $121,000 in Q3’19. High-margin, recurring monitoring service revenue rose 15%, driving a 17% increase in gross profit to $1,077,000 in Q3’20 from $922,000 in Q3’19. Given these trends, we believe Acorn has established the foundation necessary to continue generating positive cash flow and to reach consolidated net profitability in 2021.

“Due to the pandemic, we had endured a virtual halt in business development dialogues within our Corrosion Protection business as natural gas pipeline operators suspended vendor meetings. Fortunately, we are starting to see initial reengagement in sales dialogues by larger companies. For the year-to-date period, revenue in this segment has declined 27% versus 2019, principally related to product revenue, but the decline moderated to 14% in Q3’20 versus Q3’19. We feel this business is stabilizing and will return to growth as the pandemic subsides.

“While uncertainties around COVID-19 continue, we believe our business is resilient given the efficiency, ROI and safety considerations that our remote monitoring services can provide customers relative to the alternative, which is labor-intensive physical inspection of critical equipment. These benefits, combined with low penetration rates for remote monitoring and IoT solutions in industrial markets we serve, give us confidence in continued growth for our products and services. We also believe we have the right team and strategy in place to return to our long-term revenue growth goal of 20% in 2021.

“Our growth outlook is supported by new product launches, such as our Smart Annunciator product that provides customers with status updates on critical electric systems, as well as our AirGuard air compressor monitoring solution. This month we launched our new OmniPro data management software in our cathodic protection or pipeline segment, which should help to maintain our technology leadership in the industry.

“We had $1,966,000 of cash at September 30th, which leaves us well positioned to consider opportunities to enhance shareholder value as we generate additional cash flow.”

OmniMetrix Summary Financial Results

($ in thousands)	Q3’20	Q3’19	Change	9mo. 2020	9mo. 2019	Change
Monitoring revenue	$970	$847	14.5%	$2,823	$2,417	16.8%
Hardware revenue	$547	$539	1.5%	$1,500	$1,673	-10.3%
Total revenue	$1,517	$1,386	9.5%	$4,323	$4,090	5.7%
Gross profit	$1,077	$922	16.8%	$3,021	$2,644	14.3%
Gross margin	71.0%	66.5%		69.9%	64.6%

Q3’20 revenue increased approximately 9% to $1,517,000, fueled by a 15% improvement in monitoring revenue resulting from an increase in the number of monitored endpoints, mitigated by a 1% increase in hardware revenue, due in part to COVID-19-related business development disruptions. Revenue grew 6% to $4,323,000 in the first nine months of 2020 versus the year-ago period, similarly driven by monitoring revenue growth of 17%, offset by a 10% decline in hardware revenue.

Q3’20 gross profit grew 17% to $1,077,000 versus Q3’19, and gross margin increased to approximately 71% in Q3’20 from 66% in the prior-year period, primarily due to the increase in higher-margin monitoring revenue. Monitoring revenue gross margin remained strong at 84% in both periods, while hardware gross margin improved to 44% in Q3’20 from 39% in Q3’19 due to an increasing mix of higher-margin, next-generation monitoring products and a favorable adjustment to the warranty provision.

OmniMetrix’s Q3’20 total operating expenses increased 6% to $867,000 from $816,000 in Q3’19, primarily due to an increase in personnel and travel costs, as well as IT infrastructure and R&D investments for new product development. During Q3’20, OmniMetrix gave performance-based salary increases to employees and the sales team resumed travel to customer prospects that are now open to receiving outside guests. Management anticipates that OmniMetrix’s selling, general and administrative (SG&A) costs will increase in Q4’20, due to personnel salary increases effective September 1, 2020, the easing of travel restrictions for sales meetings, and continuing IT infrastructure investments.

Reflecting gross profit outpacing operating expense growth, OmniMetrix reported Q3’20 operating income of $210,000, nearly doubling from $106,000 in Q3’19.

Acorn Consolidated Financial Results

Acorn’s corporate SG&A costs increased 3% to $233,000 in Q3’20, versus $227,000 in Q3’19. Corporate SG&A is flat year-to-date and management does not expect corporate SG&A expense to increase materially other than expenses that may be required to support growth in OmniMetrix.

Q3’20 net loss attributable to Acorn shareholders improved to $32,000, or $0.00 per share, as compared to a net loss attributable to Acorn shareholders of $121,000, or $0.00 per share, in Q3’19. For the first nine months of 2020, Acorn’s net loss attributable to shareholders improved to $348,000, or ($0.01) per share, versus $557,000, or ($0.02) per share in the first nine months of 2019.

Liquidity and Capital Resources

Cash generated from operating activities improved to $300,000 in the first nine months of 2020, compared to a use of cash of $933,000 in the first nine months of 2019. This difference of approximately $1.2 million, is primarily due to positive changes in net working capital, including increased receivable collections, less cash needed for payables, as well as a reduction in the net loss.

At September 30, 2020, consolidated cash and cash equivalents increased to $1,966,000 from $1,247,000 at December 31, 2019. Acorn’s consolidated cash includes aggregate Paycheck Protection Program (“PPP”) loan proceeds of $461,400 received in Q2’20. The company repaid $41,600 of such proceeds effective October 22, 2020, and was notified on November 5, 2020 by the lender that the SBA has forgiven repayment of the remaining $419,800.

OmniMetrix’s outstanding balance on its receivables-based line of credit as of September 30, 2020 was $171,000 compared to $136,000 at December 31, 2019. Acorn believes the Company’s current cash, expected cash flow from operations, and available cash from borrowings, provides sufficient liquidity to finance the company’s operating activities for the foreseeable future.

The ongoing global impact of COVID-19 continues to be uncertain. The Company’s operations may be materially affected by the pandemic, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible effects may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism in the Company’s labor workforce, and supply chain disruption.

Conference Call Details

Date/Time:	Thursday, November 12th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue	$1,517	$1,386	$4,323	$4,090
Cost of sales – products and services	460	465	1,322	1,417
Cost of sales – other	(20)	(1)	(20)	29
Gross profit	1,077	922	3,021	2,644
Operating expenses:
Research and development expenses	160	137	453	420
Selling, general and administrative expense	940	906	2,887	2,815
Total operating expenses	1,100	1,043	3,340	3,235
Operating loss	(23)	(121)	(319)	(591)
Finance expense, net	(8)	—	(28)	5
Loss before income taxes	(31)	(121)	(347)	(586)
Income tax expense	—	—	—	—
Net loss	(31)	(121)	(347)	(586)
Non-controlling interest share of net (income) loss	(1)	—	(1)	29
Net loss attributable to Acorn Energy, Inc. shareholders	$(32)	$(121)	$(348)	$(557)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:	$(0.00)	$(0.00)	$(0.01)	$(0.02)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	39,687	40,393	39,669	33,844

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,966	$1,247
Accounts receivable, net	732	962
Inventory, net	299	291
Deferred charges	806	741
Other current assets	117	189
Total current assets	3,920	3,430
Property and equipment, net	264	189
Right-of-use assets, net	518	587
Other assets	670	778
Total assets	$5,372	$4,984
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$171	$136
Loan payable – current portion	256	—
Accounts payable	273	197
Accrued expenses	55	136
Deferred revenue	3,289	3,004
Current operating lease liabilities	97	53
Other current liabilities	143	68
Total current liabilities	4,284	3,594
Non-current liabilities:
Loan payable	207	—
Deferred revenue	1,357	1,491
Noncurrent operating lease liabilities	468	542
Other non-current liabilities	5	2
Total non-current liabilities	2,037	2,035
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,687,589 and 39,591,339 shares at September 30, 2020 and December 31, 2019, respectively	397	396
Additional paid-in capital	102,718	101,655
Warrants	3	1,021
Accumulated deficit	(101,030)	(100,682)
Treasury stock, at cost – 801,920 shares at September 30, 2020 and December 31, 2019	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(948)	(646)
Non-controlling interests	(1)	1
Total deficit	(949)	(645)
Total liabilities and deficit	$5,372	$4,984